Exhibit 99.1
Final Transcript —
Conference Call Transcript PFSW — Q1 2007 PFSweb, Inc. Earnings Conference Call Event Date/Time: May. 16. 2007 / 11:00AM ET

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Final Transcript
May. 16. 2007 / 11:00AM ET, PFSW — Q1 2007 PFSweb, Inc. Earnings Conference Call
CORPORATE PARTICIPANTS
Todd Fromer
KCSA Worldwide — IR
Mark Layton
PFSweb, Inc. — CEO
Mike Willoughby
Priority Fulfillment Services — President
Tom Madden
PFSweb, Inc. — CFO
CONFERENCE CALL PARTICIPANTS
Alex Silverman
Special Situations — Analyst
George Walsh
Gilford Securities — Analyst
John Fitzgerald
Bishop, Rosen — Analyst
PRESENTATION
Operator
Good day. My name is Jackie and I will be your conference operator today. At this time I would like to welcome everyone to the PFSweb first-quarter earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question-and-answer period. (OPERATOR INSTRUCTIONS) Thank you.
It is now my pleasure to hand the floor over to Todd Fromer, Managing Partner of KCSA Worldwide. Sir, you may begin your conference.
Todd Fromer - KCSA Worldwide — IR
Thank you, Jackie. Good morning and welcome to PFSweb’s first-quarter 2007 conference call.
Before I turn this call over to management, I would like to state that manners discussed during this conference call consist of forward-looking information under the Private Securities Litigation Reform Act of 1995 and is subject to and involves risks and uncertainties which could cause actual results to differ materially from the forward-looking information. PFSweb’s annual report on Form 10-K for the year ended December 31, 2006 identify certain factors that could cause actual results to differ materially from those projected in any forward-looking statements made and investors are advised to review the annual report and the risk factors described therein.
These factors include our ability to retain and expand relationships with existing clients and attract and implement new clients; our reliance on the fees generated by the transaction volume or product sales of our clients; our reliance on our clients’ projections or transaction volume or product sales; our dependence upon our agreements with IBM; our dependence upon our agreements with our major clients; our client mix; their business volumes and the seasonality of their business; our ability to finalize pending contracts; the impact of strategic alliances and acquisitions; trends in the e-commerce, outsourcing, government regulations both foreign and domestic and the market for our services; whether we can continue and manage growth; increase the competition; our ability to

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May. 16. 2007 / 11:00AM ET, PFSW — Q1 2007 PFSweb, Inc. Earnings Conference Call
generate more revenue and achieve sustainable profitability; the effects of changes in profit margins; the customer and supplier concentration of our business; the unknown effects of possible system failures and rapid changes in technology; foreign currency risks and other risks of operating in foreign countries; potential litigation; potential delisting; our dependency on key personnel and the impact of new accounting standards and changes in existing accounting rules or the interpretation of those rules; our ability to raise additional capital or obtain additional financing; our ability and the ability of our subsidiaries to borrow under current financing arrangements and maintain compliance with a debt covenants; relationships with and our guarantees of certain liabilities and indebtedness of our subsidiaries whether outstanding warrants issued in a prior private placement will be exercised in the future; our ability to successfully implement the anticipated benefits of the merger; eCOST’s potential indemnification obligations to its former parent; eCOST’s ability to maintain existing and build new relationships and manufactures and vendors and the success of its advertising and marketing efforts; eCOST’s ability to increase its sales revenue and sales margin and approve operating efficiencies; and eCOST’s ability to generate a profit and cash flow sufficient to cover the value of its intangible assets.
PFSweb undertakes no obligation to update publicly any forward-looking statement for any reason even if new information becomes available or other events occur in the future. There may be additional risks that we do not currently view as material or that are not presently known.
With nothing further, I would now like to turn the floor over to Mark Layton, Chairman and CEO of PFSweb. Mark, the floor is yours.
Mark Layton - PFSweb, Inc. — CEO
Thanks, Todd. Go catch your breath. And let me add my welcome to everybody this morning to our 2007 first-quarter conference call. With me today is Tom Madden, our CFO and Mike Willoughby, our President of our services business. Both will have some prepared comments and be available for questions after the prepared remarks.
Briefly this morning let me just start with a backdrop reiterating a few key points regarding the results for the three months ended March 31 which we released yesterday afternoon. As you review the results, please keep in mind that quarter one is typically our seasonally low quarter in the Service Fee business segment. Secondly as you evaluate our results, the PFSweb Service Fee segment reflected good and continued growth on the top line as a result of the new clients we signed during the end of 2006.
Our bottom-line results were a little softer in the first quarter than our previous year. This is related to reduced project work, increased facility costs, higher expenses related to the startup of our Manila office which I will discuss in a little bit, and new clients start up expenses as will be discussed in a few minutes.
Also in summary for the quarter, our Supplies Distributors results were softer than the prior year primarily due to the impact of incremental vendor promotional activity in the March quarter last year that was at a much lower level this year.
As you review the eCOST results, we believe those continue to show a positive trend. Revenue in quarter one was actually up slightly versus quarter four and Q4 is typically our seasonal high quarter. Operating losses have been sharply reduced in Q1 versus Q4 2006 as well as against the same quarter last year. We believe Q1 represents eCOST’s best quarterly performance in terms of the bottom line since 2004.
We continue our strategic expansion activities to help us prepare and handle our growth in our services business. This includes the addition of a new operation in Manila that we discussed last quarter and will give you a little bit more information on here in a few minutes. This provides us a really cost effective solution for our future expansion activity. We also added a new larger facility in the Toronto area to support our growth in the Canadian market this past quarter.

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Final Transcript
May. 16. 2007 / 11:00AM ET, PFSW — Q1 2007 PFSweb, Inc. Earnings Conference Call
Our cash and working capital capacity remain solid overall. This past quarter we completed extensions and selected expansions on all of our corporate lending agreements. We believe this is a positive indicator of the confidence in our business plan by our lending partners. And also as you will hear, we continue to hold our financial targets for 2007 for revenue at between $420 million and $435 million and EBITDA of between $8 million and $10 million for the year.
So with that summary as a backdrop, let me turn the call over to Mike Willoughby, the President of our Services Division who will discuss activity for our Service Fee business and SD. Mike?
Mike Willoughby - Priority Fulfillment Services — President
Thank you, Mark. As with previous calls, I’m going to refer to our services business segment which includes both our Supplies Distributors and our PFS Service Fee business collectively. I do this because both of these businesses have essentially the same operating business model although different financial models.
The first quarter represents a solid start to 2007. PFSweb’s Services Business segment is a recognized leader in the BPO market. And we established a strong repetition as a global services provider with broad capacity to handle diverse customer needs. Our operating platform handled approximately $650 million in merchandise sales during the first quarter. By operating our business platform with such high volumes, we are able to deploy and offer our clients a wide range of resources that would be totally cost prohibitive for them to maintain on their own.
We’re excited by the new contracts and expanded agreements that we signed in 2006. Most of these 2006 contracts became operational even in the second half of calendar year 2006 or in the first quarter of ‘07. And they are now contributing to our 2007 run rate fee revenues. However, bear in mind as Mark said, the first quarter of the year is traditionally our seasonal low fee revenue quarter and many of the new contracts also have a fourth-quarter seasonal peak. We will not realize the full financial benefit of some of these newly implemented contracts until the 2007 holiday season.
I’m very pleased to announce the successful implementation in the first quarter of our contract with Riverbed Technologies signed last November. As we previously announced, we’re providing product management, configuration, final assembly for their wide area beta services product line as well as inventory management, order fulfillment and international logistics services. Although we provide this type of final assembly service for other high-tech clients, our relationship with Riverbed has given us the opportunity to take this part of our service offering to a whole new level.
We are confident that we have a best-of-breed offering in this area and we’re excited at the prospect of expanding our excellent high-tech client portfolio to include new clients needing this type of postpone manufacturing or final assembly services. We’re also very pleased to be such an integral part of supporting a high-growth company such as Riverbed and we look forward to the opportunity to grow with Riverbed as they continue to expand their product offerings and their global presence.
Toward the end of the first quarter, we also completed the successful implementation of our North American contract with LEGO Brand Retail. As announced last December, we signed a five-year agreement with LEGO to support order fulfillment for the shopLEGO.com online store and their shop at home catalog in North America. We’re hosting LEGO in one of our Memphis-based facilities using a new advanced material handling system provided by our strategic partner, [Dematic].
The complex implementation including the installation of the conveyor and integration with the LEGO systems was handled smoothly and on schedule due to the hard work and tight coordination of the excellent PFS and LEGO project teams. We’re looking forward to supporting this world-renowned brand and their successful construction toy product line. We designed the LEGO solution to effectively support their steady-state operation nine months of the year while scaling aggressively and cost effectively for each holiday season. And we’re very excited to be able to deliver the benefits of this custom solution to this valued new client.

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Final Transcript
May. 16. 2007 / 11:00AM ET, PFSW — Q1 2007 PFSweb, Inc. Earnings Conference Call
Finally, I’m happy to report that growth in the services business segment continues into 2007. We were notified in March that we had been awarded the contract to provide product fulfillment customer care services for a major U.S. retailer’s new online store initiative. We signed a letter of intent with this new client in early April and we’re now in the final stages of contracting for a third quarter launch just in time for the 2007 holiday season. This latest addition to our growing retail client portfolio helps confirm the validity of our goal to strengthen our presence in the online retail space.
Our potential new business pipeline also confirms our objective to continue to focus on providing end-to-end global solution for online retailers. Our prospective new business pipeline is currently valued at about $25 million of annual fees based on our prospects data to us.
Within our current sales pipeline, we’re seeing an increase in prospects interested in launching online store initiatives in Europe. This is very consistent with research that identifies the European market as the next high-growth e-commerce opportunity and we think we’re well positioned to take advantage of this trend with our proven experience in supporting European e-commerce initiatives.
Some of these opportunities are proven North American brands expanding into Europe while other prospects are European companies expanding their domestic channels with new or retooled online stores. We believe we’re one of the few service providers in our space able to support an end-to-end European ecommerce initiative and to our knowledge, we’re the only providers in our space with more than seven years of experience supporting European and North American brands ecommerce business in Europe.
With our advanced fulfillment and customer care capability in conjunction with our experienced professional services staff, and select strategic ecommerce partners, we believe we’re able to take care of all the complexities of operating an online store initiative across Europe. Some of these complexities include supporting EMEA logistics, taxation calculations, presentation and submission of taxes, payment services and broad management, customer experience localization and multilingual customer support.
We believe our European experience and global client portfolio positions us to compete aggressively for new business from this growing segment of the BPO market. And we look forward to further strengthening expanding our service offering in this area as we look to successfully complete for these deals in Europe.
In summary, our recent new business acquisition and operations experience across all of our target markets including high-tech manufacturers, consumer products, direct marketers, and online retailers gives us reason to be optimistic about our ability to continue to compete for and win new business in 2007 and beyond.
I’d like to take this opportunity to hand the floor back over to Mark. Mark?
Mark Layton - PFSweb, Inc. — CEO
Great, thank you, Mike. Okay, with that summary on the services segment, let me give you a little bit of background on eCOST activity and the results for the quarter from there.
As I stated earlier, eCOST’s financial results for the quarter are now showing good signs that the significant enhancements we made to the operations of eCOST in 2006 were effective and we’re very pleased with the progress that’s being made in this division. During the March quarter, our revenue increased over the seasonally high December quarter results. We believe this is a demonstration of the restoration of growth which we’ve been striving for since the merger.
Our gross margin also improved from recent levels. Tom will give you some details on that in a few minutes. These items combined with strong focus on cost controls resulted in a much improved bottom-line performance for Q1. EBITDA for the quarter for eCOST.com was a loss of about $900,000. This is a marked improvement both over Q4 ‘06 as well as Q1 ‘06.

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Final Transcript
May. 16. 2007 / 11:00AM ET, PFSW — Q1 2007 PFSweb, Inc. Earnings Conference Call
This quarter we’ve spent substantial time evaluating our avenues and cost to acquire new customers. We’ve begun now to accumulate enough reliable data to have a clearer picture of the life value of these new customers and with this information we believe we can begin to make more intelligent decisions regarding the financial investment we are willing to make to acquire new customers to fuel growth and then also balance that with our profit goals.
Armed with this information, we are making significant adjustments in our marketing strategies that include a much reduced reliance on the shopping comparison engines or the BOTs; an increase in our investments in alliance marketing on sites like woot.com; and the reintroduction of direct-mail or catalog marketing initiatives to invigorate return business from existing eCOST.com customers. I’ll have more information on the results of these new strategies next quarter and we will update you then.
As we announced in the last conference call, we opened a new 6200 square foot multilingual customer call center in Manila in the Philippines. This facility offers eCOST a dedicated staff of highly trained customer service representatives that are supplementing our existing call center operations here in the U.S. Additionally, the Manila facility will also house personnel to support the Service Fee businesses as well. We believe these things together will help us to further reduce operating costs in each of the segments of our business.
As I discussed, the facility went live in April 2007 and we believe this is a very important component to both eCOST as well as PFSweb’s future in terms of meeting our goals to improve the efficiency of our cost infrastructure.
Also last week if you haven’t been on the eCOST web store recently, you will see several significant enhancements to our web store. These enhancements are part of an ongoing redevelopment of the web store and the shopping cart engine that are designed to make our web store more customer centric, and allow us to drive for higher order values both in revenue and in margin.
This most recent group of enhancements include features that first, improve the load time from the web browser to facilitate increased traffic flows and better response time for consumers. Secondly, we enhanced the navigation allowing customers a better one click access to a PDF file for mail-in rebate forms. This was one of our larger customer service comments that we get back was the difficulty in being able to file rebates. So we’ve made it much clearer to be able to associate the rebate form with the product.
Third, we increased the accuracy of new product search modules so that we can better search for specific products and then also and this is relatively important, but behind the scenes, we enhanced the web catalog database capabilities so that they can handle a much greater number of offered products. This is a really important technical capability as we look to dramatically increase the number of total products that we offer.
As I discussed last quarter, our relationship with our merchandise content provider, Etilize, is a very important element in the Web feature enhancements. Etilize, as well as other content providers that we’ll add in the future, provide us with the latest merchandising content, associated products, accessories, upsell/cross-sell capabilities on an automated and real-time basis. This capability allows us to quickly scale many new VW SKU offerings with minimal manual intervention.
As I discussed in the past, we’re continually working to increase the number of virtual warehouse agreements. The reason for this is that first of all, they don’t require a large sum of capital for inventory investment. Secondly, they reduce our risk in terms of inventory obsolescence. And third, as the name proposes, they do not include the usual expense of a warehousing facility that allows us then to basically put these products up on our website, expand our product offering and do so at a relatively low risk profile.
These agreements also offer us to — allow us to offer a lot of new product categories that we’re not in today and we can test them by displaying them on the site and see which ones are going to be accepted by the demographics of our customers.
As of March 31, we had nine virtual warehouse agreements. We are targeting to add about three to four new virtual warehouse agreements per quarter going forward. Our Web catalog offering of fully merchandised SKUs now stands at about 90,000 products. This is about three times the size it was during the summer of last year and again I

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Final Transcript
May. 16. 2007 / 11:00AM ET, PFSW — Q1 2007 PFSweb, Inc. Earnings Conference Call
emphasize fully merchandised. We have had a lot of products on the site and many of them without images and merchandising information. So we’re now at about 90,000 fully merchandised products; that’s about three times what it was last year.
Just some quick operating results. For the three months ended March 31, eCOST reported a total of about 66,000 orders shipped; average order value remained pretty steady at about $326. This compared to a year ago of about 98,000 orders shipped and an average order value of about $384.
For those who may be new on the call, just to mention briefly, we did a lot last year to really investigate and evaluate the quality of revenue that we had. The business run rate is smaller today than it was a year ago because we chose to basically quit some of the lower margin activity that we were after a year ago. That result obviously reflects in the number of orders shipped and to some agree on the average order size of some of the activity that’s there.
And the good news is at the same time, we’ve reduced the cost structure and integrated a lot of the efficiencies that we’ve talked about in many quarters in the past trade. So the breakeven point — and I’ll give you a little more information on that in a minute on the business — is quite a bit lower than it was previously.
Also ad expenses for the first quarter were about $300,000. This compares to about $1.3 million for the first quarter of 2006 and a lot of that has to do with the revised marketing strategies that I discussed a minute ago.
So this whole background on eCOST, let me turn the mic over here to Tom for a few minutes and he’ll give you some color on the financials in total for the first quarter. Tom?
Tom Madden - PFSweb, Inc. — CFO
Thank you, Mark. Let me first start by providing a brief overview of our consolidated operating results for the quarter ended March 31, 2007 and then provide some operating highlights for certain business segments and then I will also talk about some key balance sheet items as well.
One thing before I get started, please note in reviewing our financial statements, that the prior year results only include the financial results for eCOST from the date of the merger which was February 1 of 2006 through March 31 of 2006. So the prior year quarter only includes eCOST for two months.
As reported in our press release issued yesterday, our consolidated revenues for PFSweb for the quarter ended March 31, 2007 were $104.4 million as compared to $110.7 million for the first quarter of 2006. Gross profit for the first quarter was $10 million or 9.6% of net revenues compared to $10.4 million or 9.4% of net revenues in the first quarter of last year.
Adjusted EBITDA, which is a key metric in evaluating our operational performance and potential was $0.8 million for the March 2007 quarter versus $1.6 million in the prior year period. Net loss for the first quarter of 2007 was $2.4 million or -$0.05 per basic and diluted share as compared to a loss of $1.6 million or $0.05 per basic and diluted share for the same period last year.
Now let’s turn to the performance of the business segments. Let’s first talk about the Service Fee business. For the first quarter 2007, Service Fee revenue was $17 million which was an increase of 7% over the same period in the prior year. This increase is due to expanded relationships with key clients and the addition of several new clients such as LEGO, Riverbed and others within the past few quarters.
Gross margins were within our targeted range of 25% to 30% though down from the prior year due to less project activity and incremental costs (inaudible) new contract start-up activity. Gross margins earned on new contracts are generally lower in the first few quarters of operations as we work to employ the appropriate long-term infrastructure solution for the client.

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Final Transcript
May. 16. 2007 / 11:00AM ET, PFSW — Q1 2007 PFSweb, Inc. Earnings Conference Call
SG&A increased approximately $400,000 over the prior year primarily related to incremental facility costs, travel costs, and the impact of foreign currency fluctuations. The adjusted EBITDA for the Service Fee business was $0.3 million as compared to $1.3 million in the prior year.
Overall we are pleased with the performance of our Service Fee business segment and we are targeting a solid pipeline of potential new business for the remainder of the year.
For our Supplies Distributors business segment, revenue was $58.8 million which was a decrease of just under $10 million as compared to the prior year. This decrease was primarily due to reduced vendor promotional activity in the current year as well as the impact of foreign currency fluctuations and reduced sales volumes.
Gross margin for the business remained relatively flat year-over-year; however as it results of the decreased revenue, adjusted EBITDA declined to $1.4 million as compared to $1.8 million in the prior period.
Turning now to eCOST.com. We feel the best way to judge the effectiveness of the incremental improvements to eCOST operations since our merger date is by looking at the sequential quarter-to-quarter results. eCOST, as we indicated previously, eCOST revenues of $21.6 million in the March 2007 quarter slightly exceeded the revenue recorded in the fourth quarter of 2006, generally our seasonally strongest quarter.
Secondly, eCOST’s gross margin improved on a sequential quarter-to-quarter basis. The gross margin for the quarter was approximately 8.4%, the highest level since our acquisition and close to the near-term gross margin goal we have established of approximately 9% to 10%. While we are pleased with eCOST’s gross margin for the period, we still see room for improvement in the next few quarters as this quarter was negatively affected by certain close out activity.
Also in relation to Mark’s comments earlier, this is one more reason we are looking to increase the number of virtual warehouse agreements as we believe these relationships will improve our overall gross margin for this business.
The adjusted EBITDA for eCOST business was a loss of $0.9 million compared to a loss of $1.4 million for the same period in the prior year which only reflected two months. And more importantly, the adjusted EBITDA loss was an improvement of approximately $700,000 from the December 2006 quarter.
Now I’ll talk a little bit about our consolidated balance sheet and some of the highlights there. From a cash perspective, our consolidated cash position remained solid with cash, cash equivalents and restricted cash balances exceeding $15.4 million as of March 31, 2007. Our accounts receivable and inventory levels continue to reflect solid turnover results during this period as well.
From a financing perspective, we have been successful as Mark indicated earlier, in either extending, renewing or amending all of our asset-based financing facilities for our Service Fee, Supplies Distributors and eCOST businesses segments. All of these new agreements have terms that are either at or somewhat improved from the prior levels resulting in increased working capital financing availability.
Now I’d like to turn the call back to Mark for closing remarks.
Mark Layton - PFSweb, Inc. — CEO
Okay. Thanks, Tom. Before we open the call for questions, just let me reiterate or confirm some targets that we’ve put out there for 2007. As I mentioned earlier, we are targeting consolidated revenue excluding passthrough revenue for 2007 to be in the range of $420 million to $435 million.
We also believe that EBITDA is the most appropriate measure to gauge the profitability of our business so we are providing guidance on and EBITDA or an adjusted EBITDA basis. In 2007, we’re targeting a consolidated adjusted EBITDA range of $8 million to $10 million. Obviously this will mark significant improvement in our operations

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Final Transcript
May. 16. 2007 / 11:00AM ET, PFSW — Q1 2007 PFSweb, Inc. Earnings Conference Call
from an overall basis compared to 2006. A lot of this improvement comes from significant improvements in the eCOST business while we continue to perform strongly in our Service Fee and Supplies Distributors segments.
For 2007, we expect CapEx to be in the range of $3 million to $5 million. That excludes any unknown CapEx that we would make for new clients additions. We will target that or plan that as new contracts are signed.
In closing, we believe the time is now ripe for us to reach out to new investors and analysts. We’ve got good momentum in the eCOST business, the services business continues to be solid. As a result, we’re working with our IR firm, KCSA, at this time to begin to coordinate some roadshow activity to share the excitement of our story, the turnaround of eCOST and our plans for the future.
We appreciate the support that many of you have shown us over the past year and we are targeting to move onward and upward from here.
Operator, that concludes the prepared remarks. We are now available for questions.
QUESTION AND ANSWER
Operator
(OPERATOR INSTRUCTIONS) Alex Silverman, Special Situations.
Alex Silverman - Special Situations — Analyst
Good morning. A couple of questions. Is there any way you can quantify the new large retailer that is launching the new store in the third quarter?
Mike Willoughby - Priority Fulfillment Services — President
At this point there isn’t any way that we can provide guidance for that. As we get closer to launch, then we might have some more information to provide but at this point, we don’t have any guidance to provide.
Alex Silverman - Special Situations — Analyst
And is this the first time that they are going online?
Mike Willoughby - Priority Fulfillment Services — President
It is their first online initiative although they are a large well-recognized brand and we have every reason to believe this is going to be a very successful initiative for them. We are real excited about it.
Alex Silverman - Special Situations — Analyst
Is the 3 to $5 million of CapEx including them?
Mike Willoughby - Priority Fulfillment Services — President

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Final Transcript
May. 16. 2007 / 11:00AM ET, PFSW — Q1 2007 PFSweb, Inc. Earnings Conference Call
Actually at this point it would include them.
Alex Silverman - Special Situations — Analyst
Okay. Understanding that it cost you a bunch of money to in the first couple of quarters launching new customers and you are loading on whatever — $12 million in new business on the service side. Can you give us any sense of if you strip out the startup expenses, what adjusted EBITDA might have looked like for the service business? I realize that’s hard.
Tom Madden - PFSweb, Inc. — CFO
It’s a hard question. I don’t have that number in front of me. I’d have to do some math in order to figure it out. It would show a marked improvement from where we are at.
Alex Silverman - Special Situations — Analyst
Improvement year-over-year?
Tom Madden - PFSweb, Inc. — CFO
I don’t believe it would believe it would show an improvement year-over-year, no. It would be an improvement from the results that we presented but we still would have had a reduced level of project activity this year that benefited us last year in the first quarter.
Mark Layton - PFSweb, Inc. — CEO
This is Mark. There were basically three components just to reiterate that drove the differences in the results. First was the SD business was down because of the vendor promotional activity was just lower this year. Second, we just didn’t have much project revenue this quarter. I’ve said in the past that is a relatively unpredictable part of our business and so on a year-on-year basis, we just didn’t have a lot of project activity this quarter.
And then the third thing were these startup costs. I would say you are dealing with a few hundred grand of startup activity to try to quantify that for you.
Alex Silverman - Special Situations — Analyst
Great. Thank you, guys. Nice quarter.
Mark Layton - PFSweb, Inc. — CEO
Thank you, Alex.
Operator
George Walsh, Gilford Securities.

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Final Transcript
May. 16. 2007 / 11:00AM ET, PFSW — Q1 2007 PFSweb, Inc. Earnings Conference Call
George Walsh - Gilford Securities — Analyst
Mark, with the eCOST, there was a good first quarter. Do you see a seasonal impact as you go into Q2 and Q3 or do feel you are at something of a base rate for moving forward for that breakeven level?
Mark Layton - PFSweb, Inc. — CEO
George, I’m knocking on wood but I think it is the latter. We feel good about April results in terms of top-line performance as well and I’m cautiously — guardedly — knock on wood — happy with where things are and as you also as I disclosed in there, our ad expenses are down significantly year-over-year. So we — a lot of what we are getting right now is word-of-mouth. Our customer service ratings are up. There is still room to improve but I just — I feel good about where we are at and I see so much opportunity ahead of us now as we begin to make targeted investments with our marketing dollars in the right areas. So I think it is the latter.
George Walsh - Gilford Securities — Analyst
Okay. You know, Mark, I apologize, I was called away for a second from the call. I missed that regarding there is a new retailer that is coming on board for eCOST, is that correct?
Mark Layton - PFSweb, Inc. — CEO
Not for eCOST but for the services business. I will let Mike reiterate that real quick.
Mike Willoughby - Priority Fulfillment Services — President
We announced in the conference call that we had been chosen to provide services for a major U.S.-based retail brand for their new online store initiative and we signed a letter of intent with them in April and are now in the final contracting stages and development of detailed segmented work for a third quarter launch for this 2007 holiday season. And that is on the PFS services segment side.
George Walsh - Gilford Securities — Analyst
Okay, that is good. Now would these startup cost for the services for the first quarter — is this more or less in line that you’ve had with previous startup customers and the ramp up in margins is more or less within the normalized range that you see here just in terms of flow of ramp up?
Mike Willoughby - Priority Fulfillment Services — President
I think so. The activities that we had in the first quarter as I mentioned in the conference call, the implementations went very smoothly for us. We are very happy with the results of implementation, everything was on schedule and on budget given our expectations for what it takes to do one of these deals. And we’ve talked about in the past that the first 90 days or so of a new contract typically runs at somewhat below our targeted margins just as you’re adjusting into running a new contract.
We generally are a lot more detailed diligent around the operations of a new contract really just making sure that we are dotting all the i’s and crossing the t’s, making sure that a new initiative is launched with absolute top-quality. And that tends to have somewhat of a negative effect on margins and then after the first 90 days, we generally see that we

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Final Transcript
May. 16. 2007 / 11:00AM ET, PFSW — Q1 2007 PFSweb, Inc. Earnings Conference Call
are starting to perform within targeted margins as we operate the new contract in steady-state. So this was a pretty typical quarter for us as far as the implementation activity coming in financially.
George Walsh - Gilford Securities — Analyst
Okay, well I’ll get back in queue and then come back.
Mark Layton - PFSweb, Inc. — CEO
Thanks, George.
Operator
John Fitzgerald, Bishop, Rosen.
John Fitzgerald - Bishop, Rosen — Analyst
Gentlemen, getting back to the large retailer, can you elaborate a little bit further — I know you can’t mention names etc and so forth here — you are coming online there third-quarter going into the holiday season which is the sweet spot. What kind of contributions, what kind of productlines are we talking about? Can you give us any heads up where they’re going to fit into the mix?
Mike Willoughby - Priority Fulfillment Services — President
Well they certainly fit into the category that we generally describe as online retailer, multi-channel online retailer. I can’t really comment on the product segment they are in probably would give it away at this point. Since we’re into contracting phase and we’re (multiple speakers)
John Fitzgerald - Bishop, Rosen — Analyst
But you can’t say I didn’t try. Go ahead, all right.
Mike Willoughby - Priority Fulfillment Services — President
I admire your effort. We are very excited about it. I think when we do announce it, you’re going to recognize the brand. It’s nationally recognized and we’re just excited about adding it to our portfolio and frankly we had targeted the online retail particularly from a global perspective, the online retail segment in this category as being one of our highest growth categories over the next couple of years and we are seeing that play out as we sign some new deals and as we look at our sales pipeline as I indicated earlier in the conference call.
John Fitzgerald - Bishop, Rosen — Analyst
Okay, one other question. I had 90,000 products. Are you maxing out here as to the point where you get into overkill on this where it becomes counterproductive in terms of the amount of products you have? 90,000 is a lot of products.

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Final Transcript
May. 16. 2007 / 11:00AM ET, PFSW — Q1 2007 PFSweb, Inc. Earnings Conference Call
Mark Layton - PFSweb, Inc. — CEO
Actually not, John. This is Mark. There is still quite a few products in the technology segment. There’s probably another 100,000 SKUs in the technology segment that we want to get into and with the virtual warehouse relationship that we are using, we get into them basically using our technology as our way to expand. And with that comes little inventory obsolescence risk and things along that line. So it is a great way to go.
But further to the technology side, you’re going to see us use this same avenue to get into other product categories whether that’s housewares, sporting goods, a variety of product segments that we are looking and valuating at and you’re going to see us broaden the store to be much more multi-category oriented. In the past as we discussed, we would consider doing other acquisitions in this area and bring them in underneath the umbrella. If those became available, and that’s nothing on the horizon and nothing going on right now but just in terms of a strategy.
So we got into the eCOST deal because we saw an opportunity to leverage the strengths of our business in terms of our infrastructure pipeline, our technology capabilities, our call center capabilities, and to this growing Web commerce area. And eCOST was our avenue to get in, it brought us customers, it brought us a business that needed a turnaround but it got us a foothold in that. And we are serious about our expansion in this area and we will continue to grow when we believe we can do it profitably and in a very, very broad business segment going forward.
John Fitzgerald - Bishop, Rosen — Analyst
The site itself has vastly improved. I have people that really know these sites and they have said the turnaround and quality of the site has been exceptional. So you’re not really concerned, the integration as you keep adding these products on as sort of chewing off more than you can swallow at one time here. You are comfortable with the rate of integration I guess is my statement?
Mark Layton - PFSweb, Inc. — CEO
Yes, sir.
John Fitzgerald - Bishop, Rosen — Analyst
Okay, thanks very much.
Operator
(OPERATOR INSTRUCTIONS) George Walsh, Gilford Securities.
George Walsh - Gilford Securities — Analyst
Mark, on the Supplies Distributors side, there was a — actually a big difference versus last year but do you see that ramping up through the balance of the year? And the other was — there was an item I saw in the Q with regard to a bit of a joint venture with IBM and Ricoh. And could you elaborate is that something that you think could have a near-term impact in terms of your relationship there or is that something you just kind of see how it goes?
Tom Madden - PFSweb, Inc. — CFO

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Final Transcript
May. 16. 2007 / 11:00AM ET, PFSW — Q1 2007 PFSweb, Inc. Earnings Conference Call
I will take the first part of that and then I’ll have Mark elaborate on the second. In terms of the revenue performance for Supplies Distributors, it was down year-over-year as we indicated but if you take a look at the quarterly performance during 2006, it went from about $68 million down to a level of about $60 million per quarter for the rest of the year. So this quarter’s performance while down over the first quarter last year is relatively consistent with where we’ve been over the last three or four sequential quarters.
So on an overall basis, we feel like the business will be relatively stable with the prior year numbers as we look out for the full calendar year.
George Walsh - Gilford Securities — Analyst
Okay.
Mark Layton - PFSweb, Inc. — CEO
On the second part of your question, George, for those who may not have heard, Ricoh and IBM announced a few months back that they’re creating a new joint venture that will be called Info Print Solutions. And IBM is contributing the printing systems or printing division to that JV and Ricoh is one of the primary OEM manufacturers of the engines that go in the printers for that business segment.
That’s — I’m not sure exactly where they are in terms of their date planning. You should rely on their information for that but we have had the opportunity to meet with the executive team of the new company. They reiterated with us that they are happy with the work that we’ve done. They’ve got a lot of work to do on their side and they are certainly not going to go and address things that aren’t broken while they are working on their integration.
So for the foreseeable future we don’t see any change in that relationship from our standpoint. Clearly things will be evaluated. It will be a new company. I think we see a lot more focus on growth and excitement from them. So we are cautiously optimistic about getting this thing back into a growth business. It’s been relatively flat now for about three years I would say.
So we are excited about what the opportunity might bring although it probably isn’t a near-term change. And I also think there’s probably some distraction that leads to a little bit to the revenue results that they’ve had this last quarter also that impacts our SD business; obviously they are a primary client of the SD segment.
George Walsh - Gilford Securities — Analyst
Okay. But do you think that their model is that they would like to work with a distributor like yourself?
Mark Layton - PFSweb, Inc. — CEO
Yes, that is the model right now. We have every indication from them that is the case.
George Walsh - Gilford Securities — Analyst
Okay. Now also there was an issue on — with one of the municipality abatements and there was an adjustment and is there any updated status on that in terms of impact on you guys or when a decision would be made on that?
Mark Layton - PFSweb, Inc. — CEO

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Final Transcript
May. 16. 2007 / 11:00AM ET, PFSW — Q1 2007 PFSweb, Inc. Earnings Conference Call
No, there is no change on it. There’s been a couple of letters gone back and forth. We continue to believe our position is correct. We are accruing taxes for ‘07 which is where we believe is the right way on the formula from there. But we believe our position is very solid going back and — but there is no date in terms of that and they’ve been slow on their side to respond to moving things forward. So at this point, I don’t see any risk there.
George Walsh - Gilford Securities — Analyst
Okay. All right. I will get back in queue and come back. Thanks.
Operator
(OPERATOR INSTRUCTIONS) George Walsh, Gilford Securities.
George Walsh - Gilford Securities — Analyst
That was easy. Could you go into a bit of the — you mentioned that this quarter on eCOST there was a lot of word-of-mouth. Just you did have marketing initiatives that you were looking at and many of them off-line. Can you just go into some of the aspects that is going at and how that is ramping up?
Mark Layton - PFSweb, Inc. — CEO
The primary things that we’re testing a lot of stuff at this point. Off line we tried some radio advertising in December. I think we’ve concluded that the results from that are probably a lot longer-term than what we are after. So that was one that probably didn’t work as well as we would have thought at least near-term.
I think I mentioned we are getting back into a regular catalog, direct-mail program and we have to watch the Postal Service costs a little bit to see what is going to go on there later this year and get that settled. But at this point that is a very effective way for us and we’re seeing good reinvigoration of our existing customers that may not have bought from us since ‘03 or ‘04 that are coming back into the fray for us from there. We would not prospect catalogs in that area.
On the new account side, we were trying to use an affiliate and second tier sites, I mentioned Woot on the call, Woot.com for those that are unfamiliar is a really interesting community site that offers one product a day and we are doing some affiliated marketing with them. It is at this point a cost effective way for us to acquire customers. It’s obviously one site so it in itself isn’t particularly scalable but it is an example of the kinds of things we want to do in that area in order to build from there.
We are looking at other community opportunities in terms of Web communities out there where we can entrench ourselves into demographics of areas that are high-technology users, males in that 25 to 55 segment has been the typical sweet spot for eCOST in years past.
So we’ve got a pretty good idea at this point what we can pay and achieve the kind of profitability that we want over the live value of the customer. We need to increase the list of places that cost is affected out there. And at this point most of the shopping BOTs are not. So we have backed off of that significantly and are beginning to rely on a number of other activities as I described.
George Walsh - Gilford Securities — Analyst
Okay, what is the balance between customer additions and product additions in terms of driving the top-line and getting that — I guess your breakeven quarterly is around $25.5 million. Between those two, what is the real driver?

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Final Transcript
May. 16. 2007 / 11:00AM ET, PFSW — Q1 2007 PFSweb, Inc. Earnings Conference Call
Mark Layton - PFSweb, Inc. — CEO
Can you reiterate that again, George?
George Walsh - Gilford Securities — Analyst
Just between product additions and customer additions or getting existing customers to buy more, what is the priority to get the revenue to that $25.5 million level on a quarterly basis?
Mark Layton - PFSweb, Inc. — CEO
We are getting close right now in terms of that but I would say that the primary emphasis and the place that we seem to be having the greatest results has to do with getting existing customers to repeat purchase. We’re continuing to see improvements in each of the month classes of new customers in terms of the percentage of those who have come back and bought back to the —. And really the earliest good measurement period we have is about August of last year. But those numbers are continuing to improve.
I would say our efforts are primarily in that reinvigoration area. We want it to be more from new customers but we’ve got to find more profitable avenues as I just discussed in order for that to be a bigger piece from there. Products is the third piece of it and if the balance is all right you should have those three things equally contributing growth. Right now we are more heavily weighted toward existing customers buying from us, and secondly, on products and third, on new customers.
George Walsh - Gilford Securities — Analyst
Okay. But it sounds like a good feedback that you are starting to get some repeat customers going after a lot of the issues here to [confirm].
Mark Layton - PFSweb, Inc. — CEO
Well it is and I think I’m even more encouraged — the point here is that if you provide people a good experience and they know they can rely on you, we know we’ve got great products. We’ve got some great deals in terms of LCD television sets. Our HP refurb relationship, recertified relationship that we have, these deals that we are bringing into the site really help drive traffic and word-of-mouth traffic is there. People find us cost effective on things.
Our freighting arrangements that we’ve been able to arrange in terms of moving these flat screen televisions puts us very, very competitive with the big box retailers out there. And so those things all drive traffic but you’ve got to have service behind them and I think we went through some periods of time last year where our quality of service was certainly not where we wanted it to be. And as that has improved, the reliance come up and your repeat purchasing pattern improves.
George Walsh - Gilford Securities — Analyst
Okay and just finally, the working capital was off a bit from the beginning of the year but at the same time you had the comments about the working with your banks and your lines of credit. Can you just kind of balance the two of those for us in terms of your liquidity and how you feel going forward this year?

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Final Transcript
May. 16. 2007 / 11:00AM ET, PFSW — Q1 2007 PFSweb, Inc. Earnings Conference Call
Tom Madden - PFSweb, Inc. — CFO
As I indicated in the prepared comments, we did get some increased borrowing capacity under certain of the arrangements. In our Service Fee business we increased our asset-based accounts receivable facility from a $7.5 million level to a $10 million level. So that provides us with some additional flexibility. I think at the end of March we had borrowed approximately $6.5 million under that arrangement. So again, as we have grown and as we continue to experience growth, having increased availability under the accounts receivable line just made sense for us.
As I take a look at the other credit lines that are in place for our not only our Service Fee business but Supplies Distributors as well as eCOST, I think those are fine as I took take a look out into the next twelve month horizon to feel like it appropriately meets our needs from a business standpoint.
George Walsh - Gilford Securities — Analyst
Okay. And the banks I would guess have a pretty good view so everybody is pretty comfortable with your financial situation and liquidity?
Tom Madden - PFSweb, Inc. — CFO
Yes, we went through a detailed review process in conjunction with these amendments and renewals over the last three months.
George Walsh - Gilford Securities — Analyst
And we are all well within covenants?
Tom Madden - PFSweb, Inc. — CFO
Yes, we are.
George Walsh - Gilford Securities — Analyst
And any sense — just given the outlook that you see right now in terms of business and taking on this retailer going forward, your existing lines and everything should deal with that — you don’t see any potential financings you may need?
Tom Madden - PFSweb, Inc. — CFO
We always look at especially to the extent there is equipment needs, we always look to try to finance those through either operating leases or capital leases going forward. So we are always looking from an equipment standpoint for incremental financing support there. But we believe based on what we have today that we are adequately — we have the appropriate financing arrangements in place.
George Walsh - Gilford Securities — Analyst
Okay, great. Thanks a lot.

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Final Transcript
May. 16. 2007 / 11:00AM ET, PFSW — Q1 2007 PFSweb, Inc. Earnings Conference Call
Mark Layton - PFSweb, Inc. — CEO
The one thing I will add on that top-line basis in there in terms of the working capital side of things, obviously as new customers come along and we may have new capital requirements that go along with that. So as Tom mentioned, we will look to finance those things but at times the cash required in that is — can be significant based on the size of the contracts.
So equity financing is always something we have to keep an eye open towards but we don’t have any plans for that at this point. The other thing we’ve mentioned in the past is that with the say we’ve grown over the years we have a relatively complex corporate structure for the size company that we are. While on a consolidated basis we have the cash consolidated out there, sometimes it can be a little bit difficult to move all the capital from one end to another in the timeframe that we need it because we’ve got lenders involved in each of those little corporate entities that we have set up out there.
So at times we need capital at the top level in order to be able to have the flexibility that we need to be immediately responsive to client opportunities or deals that come along. So I just give that as a backdrop to say we are strong and we’ve got good capital capability but as new things come along out there, we have to evaluate lending and equity capabilities and be able to be responsive quickly to the opportunity or we may miss it.
Operator
Thank you. Please go ahead.
Mark Layton - PFSweb, Inc. — CEO
I was just going to say any other questions?
Operator
John Fitzgerald, Bishop, Rosen.
John Fitzgerald - Bishop, Rosen — Analyst
Just a couple of other things here. What would you say would be your main demographic for your eCOST sites? What kind of people are coming on this?
Mark Layton - PFSweb, Inc. — CEO
They are males, 25 to 55, and income level over $100,000, is kind of the sweet spot that we’ve seen from a demographic standpoint.
John Fitzgerald - Bishop, Rosen — Analyst
And that is the main push there. Obviously everybody obsessing over eCOST. Can you elaborate a little bit further on Web on the PFS side of the business here? Europe, etc., that seems to be perking along pretty good here. Can you elaborate any further where you see things there presently going forward here? I know you’ve already made some statements on it but maybe you can elaborate a little bit further. Contracts, things like that.

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Final Transcript
May. 16. 2007 / 11:00AM ET, PFSW — Q1 2007 PFSweb, Inc. Earnings Conference Call
Mike Willoughby - Priority Fulfillment Services — President
As we said in the conference call, we’re really seeing great opportunities in all of our vertical markets. The Riverbed contact as I alluded to provides some additional capabilities. Even though we’ve done this postpone manufacturing or final assembly work for some other clients, what we are doing for them as I said, takes us to a new level. So we think that opens opportunities for us to work with other particularly high-tech manufacturing companies that need that same kind of service whether it is loading code onto network appliances or doing final assembly work where you are creating a final SKU from a raw good product.
So in that sector, in that vertical market with the high-tech manufactures we believe we have additional opportunities and we have interests that’s represented within our sales pipeline there particularly at the online retail vertical market. I alluded to the fact that research is showing that the next really big growth opportunity is in Europe and that is being evidenced by what we are seeing in our sales pipeline and that is where we are probably spending quite a bit of our time in investment in marketing dollars looking to take advantage of that trend.
And that is also represented within our new business prospect sales pipeline where we see a lot of opportunities in that area — online retailers either in North America, in successful North American brands looking to expand into Europe or existing European brick and mortar stores or multi-channel direct marketers that want to expand or open up new online retail stores.
So really just a lot of good signs out there for all our vertical markets for us to look at some new business going forward.
John Fitzgerald - Bishop, Rosen — Analyst
Okay, a couple of things. The $15 million in cash, do you plan on sitting on that?
Tom Madden - PFSweb, Inc. — CFO
It has been a number that stayed relatively stable over the last several years so we’ve done a good job of being able to generate incremental financing to support the growth that has occurred in the business. Our goal would be to try to maintain a balance similar to that as we go forward. As Mark alluded to earlier, things come up and as opportunities arise we will evaluate whether it’s appropriate to use existing cash or identify either other financing or equity raising opportunities (multiple speakers)
John Fitzgerald - Bishop, Rosen — Analyst
Okay. I just want to make sure. I mean the guys over at Google (inaudible) and [Smitty] just bought a 767. I just wanted to make sure you weren’t planning on anything like that here.
One other question in here and I will let you go here. April, you said well let’s knock on wood on that. You seem to indicate it is still proceeding further. The consumer seems to be starting to drag his feet with all the various consumer spending pressures on them. What do you attribute why you guys had stayed ahead of the curve here a little bit? Is it the betterment of the site, etc.? Better marketing that you guys are bucking the trend I guess is what it comes down to.
Mark Layton - PFSweb, Inc. — CEO

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Final Transcript
May. 16. 2007 / 11:00AM ET, PFSW — Q1 2007 PFSweb, Inc. Earnings Conference Call
Well, I think it starts with better service was the issue. We’ve always had great deals and I think the other part of it is we’re just focused on running the business now as opposed to focused on trying to keep alligators out of — off our ankles which is what we did for most of 2006. Just being able with our product management team to actually run the business, focus on getting out — on finding and getting good deals out to the marketplace. I think that is an important part of it.
We have market share to recapture that we once owned. And I think you are seeing responsiveness to that.
John Fitzgerald - Bishop, Rosen — Analyst
Okay, thanks very much. Good luck.
Operator
Thank you. There are no further questions. I would like to hand the floor back to management for any closing remarks.
Mark Layton - PFSweb, Inc. — CEO
Okay. I appreciate everybody’s time this morning and we will be back next quarter. Have a great week.
Operator
Thank you. This concludes today’s conference call. You may now disconnect.

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